UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 7, 2004

Allstate Life Insurance Company

(Exact Name of Registrant as Specified in Charter)

Illinois	0-31248	36-2554642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3100 Sanders Road, Northbrook, Illinois		60062
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (847) 402-5000

Item 12.  Results of Operations and Financial Condition

The registrant hereby furnishes the information set forth in this Item 12.

We believe that investors’ understanding of our performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is income before cumulative effect of change in accounting principle, after-tax, excluding:

•

realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments which are reported with realized capital gains and losses but included in operating income,

•	amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent that they resulted from the recognition of realized capital gains and losses, and
•	(loss) gain on disposition of operations, after-tax.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income to evaluate our results of operations and as an integral component for incentive compensation.  It reveals trends in our business that may be obscured by the net effect of realized capital gains and losses and (loss) gain on disposition of operations.  These items may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process.  Moreover, we reclassify periodic settlements on non-hedge derivative instruments into operating income to report them in a manner consistent with the economically hedged investment or product attributes (e.g. net investment income and interest credited to contractholder funds) and thereby appropriately reflect trends in product performance.  Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance.  Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following table reconciles operating income and net income.

	Three Months Ended March 31,		Twelve Months Ended December 31,
($ in millions)	2004	2003	2003	2002	2001
Operating income	$124	$76	$418	$525	$527

Realized capital gains and losses	(27)	(42)	(84)	(422)	(207)
Income tax benefit (expense)	10	16	30	148	72
Realized capital gains and losses, after-tax	(17)	(26)	(54)	(274)	(135)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(10)	(9)	(30)	(1)	(11)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(4)	(2)	(15)	(3)	(4)
Loss on disposition of operations, after-tax	(2)	—	(28)	(2)	(3)
Income before cumulative effect of change in accounting principle, after-tax	91	39	291	245	374
Cumulative effect of change in accounting principle, after-tax	(175)	—	(13)	—	(6)
Net income (loss)	$(84)	$39	$278	$245	$368

Operating Measures

We believe that investors’ understanding of our performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from that used by other companies and therefore comparability may be limited.

Premiums and deposits is an operating measure that we use to analyze production trends for sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended March 31,		Twelve Months Ended December 31,
($ in millions)	2004	2003	2003	2002	2001
Premiums	$151	$317	$959	$1,023	$1,046
Deposits to contractholder funds(1)	2,743	1,745	9,841	8,946	7,860
Deposits to separate accounts and other	362	242	1,390	1,001	1,319
Premiums and deposits	$3,256	$2,304	$12,190	$10,970	$10,225

(1) Derived directly from the Consolidated Statements of Cash Flows.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes annual premiums on new insurance policies, initial premiums and deposits on annuities, net new deposits in the Allstate Bank, sales of other companies’ mutual funds, and excludes renewal premiums.  New sales of financial products by Allstate exclusive agencies for the twelve months ended December 31, 2003, 2002 and 2001 totaled $1.83 billion, $1.61 billion and $704 million, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLSTATE LIFE INSURANCE COMPANY

By	/s/ Samuel H. Pilch

Name:	Samuel H. Pilch
Title:	Controller

May 7, 2004